MF

Mallah Furman

CERTIFIED PUBLIC ACCOUNTANTS

September 1, 2009

Securities and Exchange Commission
1000 F Street, N.E.
Washington, DC 20549-6561

We are the successor by merger to Berkovits & Company, LLP ("Berkovits") which was the independent registered public accounting firm that audited the consolidated financial statements of DRYCLEAN USA, Inc. (the "Company") as of and for the years ended June 30, 2007 and 2008 and reviewed the quarterly consolidated financial statements of the Company as of and for each of the three months ended September 30, 2008, December 31, 2008 and March 31, 2009.

We have been furnished with a copy of the response to Item 4.01 of Form 8-K to be filed by the Company with respect to the change in the Company's certifying independent registered public firm resulting from the merger of Berkovits with and into this firm effective July 1, 2009, which Report is to be filed by the Company with you.

We agree with the statements made in response to that Item insofar as they relate to Berkovits and this firm.

Very truly yours,

Mallah Furman

Mallah Furman